Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jazz Pharmaceuticals plc:
We consent to the incorporation by reference in the registration statements (No. 333-209767, No. 333-202269, No. 333-194131, No. 333-186886 and No. 333-179075) on Form S-8 of Jazz Pharmaceuticals plc of our report dated March 21, 2016, with respect to the consolidated balance sheets of Celator Pharmaceuticals, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of loss, stockholders’ equity and cash flows for the years then ended, which report appears in the Form 8-K/A of Jazz Pharmaceuticals plc dated September 27, 2016.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 27, 2016